CUSIP No. 74584P103	Page 21 of 22

Exhibit B

Pulmatrix, Inc.

99 Hayden Ave

Lexington, MA 02421

March 28, 2018

Polaris Venture Partners V, L.P.

Polaris Venture Partners Entrep. Fund V, L.P.

Polaris Venture Partners Founders’ Fund V, L.P.

Polaris Venture Partners Special Founders’ Fund V, L.P.

Polaris Venture Partners IV, L.P.

Polaris Venture Partners Entrep. IV, L.P.

One Marina Park Drive, 10th Floor

Boston, MA 02210

Gentlemen:

Reference is made to certain warrants to purchase an aggregate of 1,169,626 shares of common stock of Pulmatrix, Inc. (the “Company”) that are owned by you (the “Warrants”). The purpose of this letter is to memorialize our prior understanding that (i) you will not exercise any such Warrants and (ii) you waive any provision contained in such Warrants that requires the Company to keep any shares of common stock reserved for issuance upon exercise thereof, in each case, until such time that the Company has advised you in writing that the Company has amended its certificate of incorporation to increase its authorized shares.

You acknowledge that you provided the accommodations described above to the Company in order to permit the Company to complete a contemplated public offering, and that, as a security holder of the Company, you have received substantial benefits from the Company’s completion of such public offering.

This letter agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware. This letter agreement may not be amended except in a written instrument executed by both parties hereto.

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CUSIP No. 74584P103	Page 22 of 22

Sincerely,

Pulmatrix, Inc.

By:	/s/ Robert Clarke
Robert Clarke, Chief Executive Officer

Acknowledged and Agreed:

Polaris Venture Partners V, L.P.

Polaris Venture Partners Entrep. Fund V, L.P.

Polaris Venture Partners Founders’ Fund V, L.P.

Polaris Venture Partners Special Founders’ Fund V, L.P.

Polaris Venture Partners IV, L.P.

Polaris Venture Partners Entep. IV, L.P.

By:	/s/ Max Eisenberg
Name:	Max Eisenberg
Title:	Attorney-in-fact